UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 8, 2010

CHINA BAK BATTERY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32898	86-0442833
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

BAK Industrial Park, No. 1 BAK Street
Kuichong Town, Longgang District
Shenzhen, 518119
People’s Republic of China
(Address, including zip code, of principal executive offices)

(86-755) 8977-0093
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On April 8, 2010, the Company entered into a nonqualified stock option agreement (the “Stock Option Agreement”) with Dr. Huanyu Mao, Chief Technology Officer and a director of the Company, to grant an option (the “Option”) to purchase 100,000 shares of the Company’s common stock, at a price of $2.43 per share.  The Option will expire on September 30, 2017, or in the event of Dr. Mao’s termination of service to the Company, or any earlier date provided for under the Company’s stock option plan.  The Option vests over a period of two years as follows: The Option vests and becomes exercisable as to 12,500 shares of Common Stock on October 1, 2010, and as to an additional 12,500 shares of Common Stock at the end of each subsequent quarter until fully vested, except that the Option will vest immediately in full upon the Company’s consummation of a merger, consolidation or sale of all or substantially all of its business or assets. The Option is not transferable except in certain limited circumstances, and may only be exercised by Dr. Mao or his legally authorized representative during Dr. Mao’s lifetime.  This brief description of the terms of the Stock Option Agreement is qualified by reference to the provisions of this agreement.  The Stock Option Agreement is included as Exhibit 99.1 to this Report, and is hereby incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
99.1	Nonqualified Stock Option Agreement between the Registrant and Huanyu Mao, dated as of April 8, 2010

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA BAK BATTERY, INC.

Date: April 22, 2010	By:	/s/ Jun Zou
Jun Zou
Chief Financial Officer

EXHIBITS

Exhibit	Description
99.1	Nonqualified Stock Option Agreement between the Registrant and Huanyu Mao, dated as of April 8, 2010